Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Allego N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Primary Offering Ordinary Shares underlying warrants	Other	23,159,948(2)	$11.50(3)	$266,339,402	0.0000927	$24,689.66	—	—	—	—

Fees to Be Paid	Equity	Secondary Offering Ordinary Shares and Ordinary Shares underlying warrants	Other	76,157,994(4)	$17.05(5)	$1,298,493,797.70	0.0000927	$120,370.38	—	—	—	—

Fees to Be Paid	Other	Secondary Offering Warrants to purchase Ordinary Shares	Other	9,360,000(6)	—	—	— (6)	— (6)	—	—	—	—

	Total Offering Amounts							$145,060.04

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$145,060.04

(1)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Consists of 23,159,948 Ordinary Shares (as defined in this Registration Statement) that may be issued upon the exercise of Warrants (as defined in this Registration Statement) to purchase Ordinary Shares, which were originally issued by Spartan Acquisition Corp. III (“Spartan”), and were converted into Warrants to purchase Ordinary Shares upon the closing of the Business Combination (the “Business Combination”).

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants ($11.50).

(4)

Consists of the resale by the Selling Securityholders (as defined in this Registration Statement) of up to (i) 13,700,000 Ordinary Shares that were issued in exchange for Spartan Founders Stock (as defined in this Registration Statement) upon the closing of the Business Combination, (ii) 12,000,000 Ordinary Shares issued to a limited number of qualified institutional buyers and institutional and individual accredited investors on the closing of the Business Combination, (iii) 41,097,994 Ordinary Shares that were issued to E8 Partenaires, a French société par actions simplifée, upon the closing of the Business Combination and (iv) 9,360,000 Ordinary Shares that may be issued upon exercise of Warrants to purchase Ordinary Shares, which were originally Private Placement Warrants (as defined in this Registration Statement) that were automatically converted into Warrants upon the closing of the Business Combination.

(5)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and the low prices of the Ordinary Shares as reported on the New York Stock Exchange on March 25, 2022.

(6)

The resale of the Warrants and the Ordinary Shares issuable upon exercise of the Warrants are being simultaneously registered hereunder. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Warrants has been allocated to the Ordinary Shares underlying such Warrants and those Ordinary Shares are included in the registration fee as calculated in footnote (5) above.